EXHIBIT 99.1

 PREMIERWEST BANCORP

ANNOUNCES FIRST QUARTER RESULTS

MEDFORD, OREGON—April 21, 2011:  PremierWest Bancorp (NASDAQ:PRWT) announced results for the first quarter ending March 31, 2011, as follows:

•      Net loss applicable to common shareholders of $7.4 million, or $0.74 per common share, compared to a net loss applicable to common shareholders of $705,000, or $0.07 per common share for the quarter ended December 31, 2010.  This compares to a net loss applicable to common shareholders of $3.3 million, or $1.02 per common share, for the quarter ended March 31, 2010.

•      Non-performing loans decreased by $19.8 million, or 15.3 percent, to $109.8 million or 11.9 percent of gross loans compared to $129.6 million or 13.3 percent of gross loans at December 31, 2010. Approximately $33.2 million, or 30.2 percent, of non-performing loans at March 31, 2011 are current as to payment of principal and interest despite being on non-accrual status.

•      Net interest margin was 3.83 percent, up from 3.78 percent for the quarter ended December 31, 2010, but down from 4.27 percent for the three months ended March 31, 2010.

•      Non-interest bearing demand deposits increased to $252.6 million, or 20.4 percent of total deposits, up from $242.6 million, or 19.2 percent of total deposits at the preceding quarter-end.  Total deposits of $1.23 billion were down $32.4 million from December 31, 2010, reflecting the Company’s efforts to reduce the amount of higher-cost deposits.

•      Other real estate owned (OREO) and foreclosed assets totaled $29.8 million a decrease of $2.3 million from December 31, 2010.  Sales for the current quarter were $4.4 million, resulting in a net gain on sale of $656,000.

•      Loan loss reserve was $33.4 million or 3.62 percent of gross loans at March 31, 2011, compared to $35.6 million or 3.64 percent at December 31, 2010.

•      Total risk-based capital ratio for PremierWest Bank was 12.51 percent, down from 12.59 percent at December 31, 2010, but up compared to 11.01 percent at March 31, 2010.

•      Charge-offs, net of recoveries of $4.0 million, increased to $8.5 million for the quarter ended March 31, 2011, compared to $6.5 million in charge-offs net of recoveries of $1.3 million in the previous quarter.

•      A provision for loan losses of $6.3 million was recorded in the current quarter versus none for the fourth quarter of 2010, and $6.1 million for the quarter ended March 31, 2010, due to recent declines in real estate values on impaired loans.

•      Cash and unencumbered securities totaled $259.4 million at March 31, 2011, providing a strong liquidity position.

James M. Ford, PremierWest’s President & Chief Executive Officer, commented, “The first quarter of 2011 was a period of positive trends and hard-fought results.  This is despite the loss experienced for the quarter as a result of increased provision for loan loss expense related to declines in real estate values associated with collateral-dependent loans.  Non-performing loans decreased by 15 percent, with a number of problem loans either paying down, written-off or transferred to other real estate owned (OREO) for orderly disposal.  Concurrently, we are steadily liquidating OREO, with over $4 million in sales closed this quarter.  In addition, commercial real estate (CRE) and acquisition, development and construction (ADC) loan balances continue to decline.  During the first quarter of 2011, we also experienced a continued reduction in classified loans.

“During this period of sluggish economic growth, we have been able to increase our net interest margin by growing our non-interest bearing deposits and reducing our higher-cost certificates of deposits,” explained Ford.  “With lackluster loan demand in our marketplace, we have continued to manage our balance sheet primarily by building our investment portfolio.  We are structuring the portfolio in such a way to position the Bank for a rising rate environment which we anticipate to begin by the end of this year.

“We appreciate your support of our efforts to manage your Company through these challenging economic times.  In addition, we believe that the efforts expended over the past two years have resulted in a lower cost deposit structure, more efficient operations, and enhanced credit quality, thus setting the stage for a return to sustained profitability.”

CREDIT QUALITY

Non-performing assets were $139.6 million at March 31, 2011, down $22.0 million from the balance at December 31, 2010. OREO declined from $32.0 million to $29.8 million during the quarter which included an addition of $4.3 million in foreclosed property, offset by sales of $4.4 million and impairment charges of $2.1 million. Non-performing loans decreased to $109.8 million at March 31, 2011, including $3.7 million placed on non-accrual during this quarterly period.  This compares to non-performing loans of $129.6 million, including $33.9 in loans placed on non-accrual, as of the quarterly period ending December 31, 2010.  Our allowance for loan losses declined $2.2 million from December 31, 2010, with the reserve as a percentage of gross loans at 3.62 percent at March 31, 2011, as compared to 3.64 percent at the end of the preceding quarter. Charge-offs, net of recoveries, for the quarter ending March 31, 2011, were $8.5 million, up $2.0 million from the preceding quarter due to the write down of real estate values associated with collateral-dependent loans.  Offsetting the reductions in the allowance for loan losses due to net charge-offs was a $6.3 million provision expense versus no provision expense incurred in the previous quarter.

Bill Yarbenet, Executive Vice President and Chief Credit Officer, stated, “It was gratifying to see the decrease in non-performing loans and OREO this past quarter, even with the increase in charge-offs during this period.  Additions to OREO during this quarter totaled $4.3 million and we expect additional transfers of non-performing loans to OREO as legal actions filed against non-paying borrowers come to a conclusion.  While the rate of decline appears to be moderating, reductions in real estate values continue to impact the valuations of our collateral-dependent loans, resulting in the need to increase our loan loss provision expense for this quarter.  Approximately $11.7 million of the charge-offs incurred during the quarter were related to impairments of collateral-dependent loans.”

Yarbenet continued, “OREO sales equaled $4.4 million in the first quarter and are expected to accelerate during the remainder of 2011.  Our net gain on sale of OREO of $656,000 during this quarter validates our ability to prudently value and dispose of these assets.  It is important to note that gains or losses on those sales are predicated on market conditions, availability of competing real estate product and investor sentiment regarding the economy in general.”

LOANS AND DEPOSITS

Gross loans, net of deferred loan fees, as of March 31, 2011, were $921.0 million, down $55.8 million or 5.7 percent from December 31, 2010, as the weak economy continues to suppress the demand for borrowing.  The decline in gross loans during this quarter reflects $38.9 million in loan pay offs net of loan originations.  This reduction also includes $12.6 million in gross loan charge-offs and $4.3 million transferred to OREO.

Deposits at March 31, 2011 were $1.23 billion, decreasing by $32.4 million or 2.6 percent from the December 31, 2010 total.  Non-interest bearing deposits increased by $9.9 million to $252.5 million, or 20.4 percent of total deposits, as compared to $242.6 million, or 19.2 percent as of the prior quarter-end.

Joe Danelson, Executive Vice President & Chief Banking Officer, declared, “We continue to grow our non-interest bearing deposit base throughout our market place and deemphasize higher-cost deposit accounts. This has enabled us to successfully reduce our cost of funds.  New customer acquisition continues throughout our territory, as demonstrated by our growth in non-interest bearing deposit relationships.  This gives us an expanded opportunity to broaden the scope of our products and services to more and more individuals, families and businesses throughout our market place.

“While CRE loan demand continues to be weak, we have been generating an increased volume of consumer and small business loans.  We are also desirous of expanding our agribusiness and government guaranteed lending during 2011.”

Danelson continued, “These recent economic challenges have given us an opportunity to demonstrate our commitment to ‘People Doing Business with People’. Our customers have rewarded that commitment with their business.”

NET INTEREST INCOME

Net interest income of $12.2 million declined $464,000, or 3.7 percent, for the quarter ended March 31, 2011 versus the quarter ended December 31, 2010.  However, the net interest margin increased by 5 basis points to 3.83 percent compared to 3.78 percent in the previous quarter. This increase was despite interest income reversals of $65,000 during the current quarter, which reduced the net interest margin by 2 basis points. This compares to a 17 basis point reduction in net interest margin from $560,000 in interest reversals during the preceding quarter.  Net interest margin for the quarter ended March 31, 2011 declined 44 basis points from the net interest margin of 4.27 percent for the same period in 2010, in which 38 basis points of the decline is attributed to deposit accretion earned for twelve months after the purchase of two branches in July 2009.

The yield on earning assets was 4.71 percent, down 4 basis points from the preceding quarter ending December 31, 2010. Loan portfolio yields were 5.77 percent, up 9 basis points from the previous quarter due to declines in interest reversals noted above.  Investment securities yields were 1.73 percent, down 9 basis points from the previous quarter as a result of some restructuring of the portfolio to mitigate the impact of anticipated increases in interest rates.  The cost of interest bearing liabilities decreased 11 basis points to 1.11 percent in the most recent quarter. These changes resulted in a net interest spread of 3.60 percent during the current quarter ended March 31, 2011, up 7 basis points from 3.53 percent recorded during the preceding quarter. Net interest spread for the quarter ended March 31, 2011 declined 47 basis points from the net interest spread of 4.07 percent for the same period in 2010, which was similarly impacted by the deposit accretion referenced above.

Doug Biddle, Executive Vice President & Chief Financial Officer, commented, “Our net interest margin expanded during the first quarter as compared to the previous quarter despite the decline in net interest income versus the prior period.  Loan yields were up, despite a $53.0 million decline in average loan balances during the quarter, due in part to the decrease in reversals of interest income from non-accrual loans.  The reduction in higher-yielding loan assets was partially offset by a $17.3 million increase in the average balance of lower-yielding investment securities, including Fed Funds.

“In addition, the rates paid on higher-costing interest bearing deposits were reduced during this period, resulting in a 10 percent reduction in the overall cost of interest bearing deposits,” explained Biddle.  “With rates continuing at historic lows, there is interest rate risk in extending investment maturities to compensate for the yield lost to declining loan volume. The liquidity and short duration of our investment portfolio will enable us to take advantage of more favorable reinvestment opportunities toward the end of 2011 when we anticipate that interest rates will begin to rise.”

NON-INTEREST INCOME

During the first quarter of 2011, PremierWest had non-interest income of $3.2 million, a decrease of $236,000 or 7.0 percent from the preceding quarter. The decrease was primarily a result of a decline of $227,000 in the gain on death benefit from bank-owned life insurance recorded this quarter versus the gain recorded in the previous quarter.  This was offset partially by an increase in mortgage banking fee income of $31,000 as compared to the prior quarter.

NON-INTEREST EXPENSE

Non-interest expense for the quarter ending March 31, 2011 was $15.8 million, a decrease of $168,000 or 1.1 percent when compared to the preceding quarter. The decrease was primarily a result of a $365,000 decrease in net cost of OREO and other foreclosed assets.  This was partially offset by a $146,000 increase in salaries and employee benefits and a $102,000 increase in professional fees associated with loan collection activities as compared to the prior quarter.

CAPITAL

PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at March 31, 2011, with ratios of 12.51 percent and 11.24 percent, respectively. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required. As such, we are not considered “Well-Capitalized” for all regulatory ratios.

				Regulatory	Regulatory
	March 31,	December 31,	March 31,	Minimum to be	Minimum to be
	2011	2010	2010	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	12.51%	12.59%	11.01%	8.00%	10.00%
Tier 1 risk-based capital ratio	11.24%	11.31%	9.73%	4.00%	6.00%
Leverage ratio	8.59%	8.85%	8.21%	4.00%	5.00%

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about future profitability of the Company, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS
AND LOSS PER COMMON SHARE DATA
	March 31,	March 31,			December 31,
For the Three Months Ended	2011	2010	Change	% Change	2010	Change	% Change

Interest income	$ 15,032	$ 18,187	$ (3,155)	-17.3%	$ 15,924	$ (892)	-5.6%
Interest expense	2,831	3,351	(520)	-15.5%	3,259	(428)	-13.1%
Net interest income	12,201	14,836	(2,635)	-17.8%	12,665	(464)	-3.7%
Loan loss provision	6,300	6,100	200	3.3%	-	6,300	nm
Non-interest income	3,159	2,708	451	16.7%	3,395	(236)	-7.0%
Non-interest expense	15,798	14,135	1,663	11.8%	15,966	(168)	-1.1%
Pre-tax income (loss)	(6,738)	(2,691)	(4,047)	-150.4%	94	(6,832)	-7268.1%
Provision for income taxes	16	-	16	nm	134	(118)	-88.1%
Net loss	$ (6,754)	$ (2,691)	$ (4,063)	-151.0%	$ (40)	$ (6,714)	-16785.0%
Less preferred dividend and discount accretion	656	611	45	7.4%	665	(9)	-1.4%
Net loss applicable to common shareholders	$ (7,410)	$ (3,302)	$ (4,108)	-124.4%	$ (705)	$ (6,705)	-951.1%

Basic loss per common share (1)	$ (0.74)	$ (1.02)	$ 0.28	27.5%	$ (0.07)	$ (0.67)	-957.1%
Diluted loss per common share (1)	$ (0.74)	$ (1.02)	$ 0.28	27.5%	$ (0.07)	$ (0.67)	-957.1%

Average common shares outstanding--basic (1)	10,034,642	3,229,200	6,805,442	210.7%	10,034,830	(188)	0.0%
Average common shares outstanding--diluted (1)	10,034,642	3,229,200	6,805,442	210.7%	10,034,830	(188)	0.0%

(1) As of March 31, 2011, December 31, 2010, and March 31, 2010, 1,090,385 common shares related to the potential exercise of the warrant issued to the U.S. Treasury, pursuant to the
Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

nm = not meaningful

SELECTED FINANCIAL RATIOS
(annualized) (unaudited)

For the Three Months ended	March 31, 2011	March 31, 2010	Change	December 31, 2010	Change

Yield on average gross loans (1)	5.77%	6.01%	(0.24)	5.68%	0.09
Yield on average investments (1)	1.73%	2.01%	(0.28)	1.82%	(0.09)
Total yield on average earning assets (1)	4.71%	5.23%	(0.52)	4.75%	(0.04)
Cost of average interest bearing deposits	1.08%	1.03%	0.05	1.20%	(0.12)
Cost of average borrowings	2.13%	5.98%	(3.85)	1.86%	0.27
Cost of average total deposits and borrowings	0.89%	0.96%	(0.07)	0.99%	(0.10)
Cost of average interest bearing liabilities	1.11%	1.16%	(0.05)	1.22%	(0.11)
Net interest spread	3.60%	4.07%	(0.47)	3.53%	0.07
Net interest margin (1)	3.83%	4.27%	(0.44)	3.78%	0.05

Net charge-offs to average gross loans (3)	0.89%	0.48%	0.41	0.65%	0.24
Allowance for loan losses to gross loans	3.62%	4.16%	(0.54)	3.64%	(0.02)
Allowance for loan losses to non-performing loans	30.38%	44.57%	(14.19)	27.45%	2.93
Non-performing loans to gross loans	11.90%	9.33%	2.57	13.25%	(1.35)
Non-performing assets to total assets	10.17%	8.37%	1.80	11.45%	(1.28)

Return on average common equity	-52.87%	-37.36%	(15.51)	-4.66%	(48.21)
Return on average assets	-2.15%	-0.89%	(1.26)	-0.20%	(1.95)

Efficiency ratio (2)	102.80%	80.53%	22.27	99.38%	3.42

(1) Tax equivalent
(2) Non-interest expense divided by net interest income plus non-interest income
(3) Not annualized

Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Interest Income
For the Three Months ended	March 31, 2011	March 31, 2010		December 31, 2010

Net interest income	$ 12,201	$ 14,836		$ 12,665
Tax equivalent adjustment for municipal loan interest	45	47		45
Tax equivalent adjustment for municipal bond interest	30	34		31

Tax equivalent net interest income	$ 12,276	$ 14,917		$ 12,741

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.
Management believes that presentation of this non-GAAP financial measure provides useful information frequently used by shareholders in the evaluation of a company.
Non-GAAP financial measures have limitations as analytical tools should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

BALANCE SHEET

	March 31,	March 31,			December 31,
	2011	2010	Change	% Change	2010	Change	% Change
Fed funds sold and investments	$ 352,040	$ 271,170	$ 80,870	29.8%	$ 337,048	$ 14,992	4.4%
Gross loans, net of deferred fees	921,018	1,118,214	(197,196)	-17.6%	976,795	(55,777)	-5.7%
Allowance for loan losses	(33,366)	(46,518)	13,152	-28.3%	(35,582)	2,216	-6.2%
Net loans	887,652	1,071,696	(184,044)	-17.2%	941,213	(53,561)	-5.7%
Other assets	133,034	161,712	(28,678)	-17.7%	132,959	75	0.1%
Total assets	$ 1,372,726	$ 1,504,578	$ (131,852)	-8.8%	$ 1,411,220	$ (38,494)	-2.7%

Non-interest-bearing deposits	$ 252,562	$ 247,256	$ 5,306	2.1%	$ 242,631	$ 9,931	4.1%
Interest-bearing deposits	981,319	1,114,685	(133,366)	-12.0%	1,023,618	(42,299)	-4.1%
Total deposits	1,233,881	1,361,941	(128,060)	-9.4%	1,266,249	(32,368)	-2.6%
Borrowings	32,842	30,955	1,887	6.1%	30,950	1,892	6.1%
Other liabilities	17,461	13,737	3,724	27.1%	17,013	448	2.6%
Stockholders' equity	88,542	97,945	(9,403)	-9.6%	97,008	(8,466)	-8.7%
Total liabilities and stockholders' equity	$ 1,372,726	$ 1,504,578	$ (131,852)	-8.8%	$ 1,411,220	$ (38,494)	-2.7%

Period end common shares outstanding	10,034,491	8,107,735	1,926,756	23.8%	10,034,830	(339)	0.0%
Book value per common share (1)	$ 4.83	$ 7.19	$ (2.36)	-32.8%	$ 5.69	$ (0.86)	-15.1%
Tangible book value per common share (2)	$ 4.60	$ 6.79	$ (2.19)	-32.3%	$ 5.44	$ (0.84)	-15.4%

Non-performing assets:
Loans on nonaccrual status	$ 109,753	$ 103,541	$ 6,212	6.0%	$ 129,493	$ (19,740)	-15.2%
90-days past due and accruing	91	831	(740)	-89.0%	123	(32)	-26.0%
Total non-performing loans	109,844	104,372	5,472	5.2%	129,616	(19,772)	-15.3%
Other real estate owned and foreclosed assets	29,757	21,517	8,240	38.3%	32,009	(2,252)	-7.0%
Total non-performing assets	$ 139,601	$ 125,889	$ 13,712	10.9%	$ 161,625	$ (22,024)	-13.6%

(1) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.

(2) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less core deposit intangibles divided by the period ending number of common shares outstanding

QUARTERLY ACTIVITY

	March 31,	March 31,			December 31,
	2011	2010	Change	% Change	2010	Change	% Change
Allowance for loan losses:
Balance beginning of period	$ 35,582	$ 45,903	$ (10,321)	-22.5%	$ 42,120	$ (6,538)	-15.5%
Provision for loan losses	6,300	6,100	200	3.3%	-	6,300	nm
Net (charge-offs) recoveries	(8,516)	(5,485)	3,031	-55.3%	(6,538)	1,978	-30.3%
Balance end of period	$ 33,366	$ 46,518	$ (13,152)	-28.3%	$ 35,582	$ (2,216)	-6.2%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$ 32,009	$ 24,748	$ 7,261	29.3%	$ 29,902	$ 2,107	7.0%
Transfers from outstanding loans	4,251	2,376	1,875	78.9%	8,251	(4,000)	-48.5%
Improvements and other additions	10	249	(239)	-96.0%	46	(36)	-78.3%
Sales	(4,437)	(5,310)	(873)	16.4%	(4,667)	(230)	4.9%
Impairment charges	(2,076)	(546)	1,530	-280.2%	(1,523)	553	-36.3%
Total OREO and foreclosed assets, end of period	$ 29,757	$ 21,517	$ 8,240	38.3%	$ 32,009	$ (2,252)	-7.0%

QUARTERLY AVERAGES

	March 31,	March 31,			December 31,
	2011	2010	Change	% Change	2010	Change	% Change

Average fed funds sold and investments	$ 338,927	$ 278,181	$ 60,746	21.8%	$ 321,558	$ 17,369	5.4%
Average gross loans	$ 960,326	$ 1,138,058	$ (177,732)	-15.6%	$ 1,013,339	$ 53,013)	-5.2%
Average mortgages held for sale	$ 722	$ 704	$ 18	2.6%	$ 623	$ 99	15.9%
Average total assets	$ 1,397,755	$ 1,509,351	$ (111,596)	-7.4%	$ 1,429,602	$ (31,847)	-2.2%
Average non-interest-bearing deposits	$ 253,926	$ 253,645	$ 281	0.1%	$ 252,028	$ 1,898	0.8%
Average interest-bearing deposits	$ 997,633	$ 1,135,816	$ (138,183)	-12.2%	$ 1,029,168	$ (31,535)	-3.1%
Average total deposits	$ 1,251,558	$ 1,389,461	$ (137,903)	-9.9%	$ 1,281,196	$ (29,638)	-2.3%
Average total borrowings	$ 31,766	$ 30,955	$ 811	2.6%	$ 30,950	$ 816	2.6%
Average stockholders' equity	$ 96,836	$ 75,458	$ 21,378	28.3%	$ 99,911	$ (3,075)	-3.1%
Average common equity	$ 56,836	$ 35,843	$ 20,993	58.6%	$ 60,007	$ (3,171)	-5.3%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Agricultural/Farm	$ 23,359	$ 37,194	$ 41,309	$ 38,984	$ 36,573
Commercial and Industrial	145,907	157,281	168,217	192,119	204,227
Commercial Real Estate - Owner Occupied	224,821	230,156	240,880	249,642	246,419
Commercial Real Estate - Non-Owner Occupied	422,835	443,058	471,426	496,539	510,585
Consumer/Other	104,096	109,106	112,726	113,599	120,410
Gross loans, net of deferred fees	$ 921,018	$ 976,795	$ 1,034,558	$ 1,090,883	$ 1,118,214

Commercial Real Estate
Owner Occupied
Commercial Term	$ 221,067	$ 224,646	$ 232,437	$ 240,952	$ 238,675
Commercial Construction	1,972	2,595	5,047	5,343	4,597

Single Family Residential Construction
Oregon	-	999	821	758	538
California	1,782	1,916	2,575	2,589	2,609
Total Owner Occupied	$ 224,821	$ 230,156	$ 240,880	$ 249,642	$ 246,419

Non-Owner Occupied
Commercial Term	$ 311,857	$ 324,982	$ 341,429	$ 326,882	$ 328,070
Commercial Construction	3,156	5,321	5,967	27,411	26,125

Single Family Residential Construction
Oregon
Pre-Sold	-	-	-	172	95
Speculative	280	281	599	1,719	1,543
Builder Inventory	5,147	6,828	7,106	7,058	8,397
Total Oregon	5,427	7,109	7,705	8,949	10,035

California
Pre-Sold	-	-	-	433	448
Speculative	-	258	269	1,982	1,986
Builder Inventory	6,880	7,395	9,976	8,872	9,013
Total California	6,880	7,653	10,245	11,287	11,447

Commercial - Land Acquisition and Development	6,992	8,650	9,824	15,582	23,769
Commercial - Land Only	60,777	62,783	65,162	70,633	68,612
Residential - Land Acquisition and Development	27,746	26,560	31,094	35,795	42,527
Total Non-Owner Occupied	$ 422,835	$ 443,058	$ 471,426	$ 496,539	$ 510,585

NONPERFORMING ASSETS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned and Foreclosed Assets
By Geographic Region	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

Mid-Central Oregon	$ 6,295	$ 6,044	$ 4,484	$ 5,264	$ 4,917
Southern Oregon	13,276	15,715	13,058	6,804	9,629
Northern California	5,082	5,447	5,475	1,346	5,219
Greater Sacramento	4,919	3,487	3,519	1,046	1,095
Other	185	1,316	3,366	624	657
Total Other Real Estate Owned and Foreclosed Assets	$ 29,757	$ 32,009	$ 29,902	$ 15,084	$ 21,517

Non Performing Loans
By Geographic Region	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

Mid-Central Oregon	$ 20,789	$ 31,734	$ 21,673	$ 24,594	$ 24,971
Southern Oregon	54,624	58,084	54,293	62,097	39,950
Northern California	10,436	13,582	12,887	16,196	16,043
Greater Sacramento	23,995	26,216	26,250	26,816	23,407
Total Nonperforming Loans	$ 109,844	$ 129,616	$ 115,103	$ 129,703	$ 104,371

By Loan Type

Agricultural/Farm	$ 2,538	$ 2,538	$ 434	$ 297	$ 2,491
Commercial and Industrial	3,164	8,550	5,480	7,006	6,117
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
California	1,612	1,673	1,983	2,108	2,108
Other	12,347	14,768	10,004	10,701	6,967
Commercial Real Estate - Non-Owner Occupied
Oregon	18,970	18,163	22,846	23,480	25,079
California	6,106	7,270	6,465	3,037	1,074
Single Family Residential Construction
Oregon	2,429	12,829	6,690	9,388	8,951
California	13,278	4,813	12,990	14,455	16,184
Commercial - Land Acquisition and Development	4,985	6,646	3,272	8,796	9,947
Commercial - Land Only	32,092	32,727	34,883	35,616	12,321
Residential - Land Acquisition and Development	5,858	10,518	4,596	4,987	6,281
Commercial Construction - Multiplex (5+)	-	911	313	313	-
Other	5,359	7,052	4,095	8,416	6,074
Consumer/Other	1,106	1,158	1,052	1,103	777
Total Nonperforming Loans	$ 109,844	$ 129,616	$ 115,103	$ 129,703	$ 104,371